Exhibit 1.02

Nortek, Inc.
Conflict Minerals Report
For the Reporting Period Ended December 31, 2013

This report for the calendar-year reporting period beginning January 1, 2013 and ending December 31, 2013, has been prepared and filed with the Securities and Exchange Commission (“SEC” or “Commission”) under cover of Form SD by Nortek, Inc. (together with all consolidated subsidiaries, “Nortek,” “Company,” “we” or “us”) to comply with Section 13(p) of the Securities Exchange Act of 1934 (“Exchange Act Section 13(p)”) and associated SEC Rule 13p-1 (17 CFR 240.13p-1) and Form SD (17 CFR 249b.400) (together, the “Rule”). The Rule was adopted by the SEC to implement reporting and disclosure requirements related to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Exchange Act Section 13(p) and the Rule impose certain reporting obligations on those SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum and tungsten (collectively, “3TG”). These requirements apply to registrants whatever the geographic origin of the conflict minerals and whether or not they fund armed conflict.
If a registrant can establish, based on a good-faith, reasonable country of origin inquiry (“RCOI”), that those conflict minerals necessary to the functionality or production of its products (“necessary conflict minerals”) originated from sources other than the Democratic Republic of the Congo (“DRC”) or an adjoining country (together, the “Covered Countries”), or were derived from recycled and scrap sources, the registrant must file a Form SD which describes the RCOI completed, and post that Form SD on its Internet web site. No further due diligence is required.
However, if a registrant has reason to believe that any of the necessary conflict minerals in its supply chain may have originated in the Covered Countries or did not come from recycled or scrap sources, or if that registrant is unable to determine the country of origin of its necessary conflict minerals and/or whether they came from recycled or scrap sources, then the registrant must go on to exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must file a report, the Conflict Minerals Report (“CMR”), with the SEC (under cover of Form SD) that includes a description of those due diligence measures, and must post this report (along with the accompanying Form SD) on the registrant’s Internet web site.
In accordance with Exchange Act Section 13(p) and the Rule, this CMR is publicly available on our website at www.nortekinc.com under "SEC Filings" on the "Investors" portion of our website. The content of this website, or any other website referred to herein, is not incorporated by reference into this CMR or the accompanying Form SD, or any other document filed by Nortek with the SEC.
Certain of the Company’s businesses manufactured, or contracted to manufacture, products during the reporting period that contain necessary conflict minerals. After conducting our RCOI for the reporting period (January 1 through December 31, 2013), we were unable to determine the country or countries of origin of our necessary conflict minerals. Accordingly, we performed due diligence pursuant to a process designed to conform to the framework set forth in the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High- Risk Areas: Second Edition, including the supplements thereto for gold, tin, tantalum and tungsten (together, “OECD Due Diligence Guidance”).

Company Overview and Description of Nortek Products Covered by this CMR
This report has been prepared by the Company, and includes information relating to the activities and efforts undertaken by the Company in order to comply with its obligations under Exchange Act Section 13(p) and the Rule.
Nortek was founded in 1967 and is headquartered in Providence, Rhode Island. The Company is incorporated in the State of Delaware.
Operating within five reporting segments, we are a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Our reporting segments are as follows:

•	the Residential Ventilation (“RESV”) segment, which produces residential ventilation products, including range hoods, exhaust fans and indoor air quality products;

•
the Technology Solutions (“TECH”) segment provides wireless residential security systems, access control, intercoms, garage door operators, gate operators, audio systems and control products, and home automation and security functions;

•	the Display Mount Solutions ("DMS") segment provides mounting and mobility products for computer monitors, notebooks, tablets and large flat panel displays and TVs;

•
the Residential Heating and Cooling (“RHC”) segment produces solutions for heating, ventilation, cooling and air conditioning incorporated in its extended range of gas fired air heaters, air handling units, condensing units and rooftop units; and

•	the Custom & Engineered Solutions (“CES”) segment manufactures custom heating, ventilation, and air conditioning (HVAC) products for use in commercial, industrial, or institutional applications.
Through these segments, we manufacture and sell our products, primarily in the United States, Canada, and Europe, with additional manufacturing in China and Mexico. We provide a wide variety of products for the following markets: remodeling and replacement markets; the residential and commercial new construction markets; the manufactured housing market; and the personal and enterprise computer markets. Some of these products contain necessary conflict minerals, as discussed further below.
This CMR relates only to those products either manufactured, or contracted to be manufactured, by the Company that contain necessary conflict minerals (“Covered Products”). Based on our due diligence process, which is described below, we have been unable to determine whether the manufacture of these Covered Products was completed during, or prior to, the calendar-year reporting period ended December 31, 2013. Accordingly, our due diligence and this CMR may include products containing necessary conflict minerals that were manufactured, or contracted to be manufactured, prior to 2013, even though the Rule requires only that we report on such products whose manufacture was completed in 2013.
Our Covered Products are as follows:
Bath & Ventilation Fans, Hot and Cold Air Quality Exchangers, Heaters, Attic Ventilation, Security and Access Controls, Video Signal Management, Home Integration and Climate and Lighting Controls, TV Mounts, AV Furniture, Sit-Stand Stations, Air Conditioners, Heat Pumps, Furnaces, Air Handlers and Coils, Cleanroom Systems, Operating Room Systems, Energy Recovery Solutions, and Data Center and Cooling Systems.

Nortek’s Supply Chain
We are dependent upon raw materials and components, and in some cases finished products, purchased from other manufacturers or suppliers. These materials and components include, among others, steel, electronics, motors, plastics, compressors, printed circuit boards, electrical components , microprocessors, batteries, and paint, as well as standard nuts, bolts and fasteners, all of which we purchase from third parties and some of which may contain one or more 3TGs. As a result, we have a large supply base, with many suppliers unique to each of our individual business segment’s requirements. Due to the complex nature of our business, our segments may manufacture in-house or contract with third parties to manufacture specific components that we then incorporate into our end products. Because of our size, the complexity of our products, and the depth and breadth of our supply chain, it has been difficult to identify all the upstream suppliers of materials, components and finished products containing necessary conflict minerals beyond our direct suppliers.
Conflict Minerals Policy
Nortek has adopted the following Conflict Minerals Policy (“CM Policy”):
Background
In 2010, Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requiring the Securities and Exchange Commission (“SEC”) to issue rules specifically relating to the use of “Conflict Minerals” within manufactured products. Conflict Minerals are currently defined by US Law as tin, tantalum, tungsten and gold (also known as “3TG”) and related derivatives. The SEC rules require any SEC registrant whose commercial products contain any 3TG (“3TG Product”) to determine whether the 3TG in the 3TG Product originated from the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, the “DRC Region”) and, if so, whether the 3TG is “conflict free”. “3TG Conflict Free” means that the supply chain is transparent and the 3TG in 3TG Products does not directly or indirectly benefit armed groups responsible for serious human rights abuses in the DRC Region. By enacting this provision, Congress intends to further the humanitarian goal of ending the extremely violent conflict in the DRC Region, which has been partially financed by the exploitation and trade of 3TG originating in the DRC Region.
Commitment
In accordance with the law and SEC rule, but more importantly in the spirit set forth in our Code of Conduct, Nortek and its subsidiaries (collectively, “Nortek”) will work with our supply chain partners to take reasonable steps to ensure Nortek’s compliance with the law and regulations and to strive towards sourcing product which is considered “3TG Conflict Free” .

If “3TG Conflict Free” status cannot be determined by a supplier, or if, after allowing the supplier a reasonable timeframe to achieve “3TG Conflict Free” status, the supplier is unable to achieve such status, Nortek will execute remediation steps to evaluate and procure, as necessary, alternate products and materials.
It is the desire of Nortek to eventually reach “3TG Conflict Free” status; however, due to the complexity of our supply chain and the number of suppliers involved, it is a goal we will seek to achieve over time. In the meantime, Nortek will take reasonable steps working with our suppliers to map our 3TG Products back to the smelter to determine if the 3TG in our 3TG Products is coming from a smelter considered “conflict free” by a recognized organization or program, such as the Conflict Free Smelter (“CFS”) program.
Nortek expects our suppliers to partner with us to reach “3TG Conflict Free” status, because we do not purchase conflict minerals directly from mines, smelters or refineries. We therefore require our suppliers, at a minimum, to:

•
Establish a conflict mineral policy consistent with our CM Policy, implement management systems to support compliance with their policy and require their suppliers of any tier to take the same steps towards achieving "3TG Conflict Free" status.

•
Complete Nortek’s Conflict Minerals survey, identifying 3TG Product they sell to Nortek and the smelter that provided the original 3TG material. Nortek’s direct suppliers may have to require successive upstream suppliers to complete Nortek’s Conflict Minerals survey, or an equivalent survey form reasonably acceptable to Nortek, until the smelter is identified.

•	On an annual basis, provide a report to support Nortek’s SEC reporting requirements.

•	Ultimately, supply Product that is 3TG Conflict Free.

Our CM policy is publicly available on our website at www.nortekinc.com under "Corporate Governance" on the "Investors" portion of our website.

1.	Due Diligence Process

1.1	Design of Due Diligence

Our due diligence measures have been designed to conform, in all material respects, to the “OECD Due Diligence Guidance”. The following is a general discussion of how we applied the five-step framework of the OECD Due Diligence Guidance in designing our own supply chain due diligence process.
Nortek has designed a due diligence process that is consistent with the OECD Due Diligence Guidance framework. The due diligence process includes:

•
Educating our sourcing and procurement team, our Conflict Minerals Steering Committee consisting of executive-level representatives (“Steering Committee”) (which is discussed further below), as well as a select group of Nortek employees which includes representatives from risk management, legal, and finance, to ensure there is a clear understanding on the part of all responsible personnel with respect to the background and policy underpinnings of the Rule, provide the group with an understanding of the requirements of the Rule, and set the foundation to enable us to manage the complexities of compliance with the Rule on an ongoing basis.

•	Communicating Nortek expectations and CM Policy to selected “in-scope” suppliers. “In-scope” suppliers are defined as direct suppliers whose parts or components may contain 3TGs.

•
Using the EICC-GeSI template to request from selected suppliers relevant source information regarding products (including components) or materials purchased by Nortek that may contain necessary conflict minerals; i.e., 3TG content, country of origin, and smelting/refining facility.

•	Performing due diligence on supplier responses using key indicators and provisional red flags to ascertain the need for follow-up inquiries.

•
Developing a roadmap to enhance and improve the Company’s due diligence design framework over a three-year period. A copy of that due diligence strategy is outlined below in Section 1.1.d, below, “Design & Implement a Strategy to Respond to Risks”.

1.1.a. Management Systems

As described above, Nortek has adopted a CM Policy as recommended in the OECD Due Diligence Guidance. This CM Policy is posted on our company’s website at www.nortekinc.com under "Corporate Governance" on the "Investors" portion of our website.

In addition, we have built processes, tools and teams to help support each aspect of its conflict minerals compliance activities under the Rule, as discussed below.

Internal Team
Nortek has established a management infrastructure to support its conflict minerals compliance activities under the Rule. Our infrastructure includes a Steering Committee which includes: Nortek’s Senior Vice President, General Counsel & Secretary; Vice President and Chief Supply Chain Officer; and Vice President, Corporate Controller & Chief Accounting Officer. In addition, Nortek has established a core team of subject-matter experts and/or relevant functions such as legal, SEC Compliance, Risk and Sustainability, and Sourcing Leads. The core team is responsible for implementing our conflict minerals compliance strategy and is led by a Conflict Minerals Project Lead who acts as the conflict minerals program manager, reporting to the Steering Committee.
1.1.b. Control Systems
As we do not typically have a direct relationship with 3TG smelters and refiners, we have identified those business segments which manufacture or contract to manufacture products reasonably believed to contain one or more conflict minerals. We then identified 44 top-tier suppliers (as more fully described in Section 1.2 “Due Diligence Measures and Results ” below) which provided raw materials or components, and in some cases finished products, reasonably believed to contain necessary conflict minerals, and surveyed that supplier population in 2013. As part of that survey, these top-tier suppliers were required to make an inquiry of their suppliers and sub-suppliers to facilitate identification of the relevant smelter or refinery and, ultimately, the country of origin of the particular conflict mineral(s).
Additional controls include, but are not limited to, Nortek’s Code of Conduct which outlines expected behaviors for all Nortek employees, our CM Policy, and a supplier conflict minerals contract clause which is further described below.
1.1.c. Supplier Engagement
We rely on our direct suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us for inclusion in our Covered Products and, in some cases finished products supplied to us- including sources of 3TG that are supplied to them from their suppliers and sub-suppliers. A supply contract executed after the Dodd-Frank Act was passed (July 2010), as well as all purchase order standard terms and conditions sent to our suppliers since that time, contain conflict minerals flow-down requirements.
Nortek’s supplier flow-down requirements contained in our standard supply contract (the “Contract”) under Section 12 of the Contract. Compliance Matters are as follows:
Conflict Minerals Compliance. Supplier shall comply with the conflict minerals laws, including the requirements set forth in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it may be amended from time to time and any regulations, rules, decisions or orders relating thereto adopted by the Securities and Exchange Commission or any successor governmental agency responsible for adopting regulations relating thereto (collectively, “Dodd-Frank”). For purposes of this Section, the term “Conflict Minerals” includes the materials defined in or listed as such in Dodd-Frank (including tin, tantalum, tungsten and gold) and any related derivatives, and any other mineral or derivatives that may later be determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo or an adjoining country. In order to enable Nortek, Inc. (“Nortek”) to comply with the conflict minerals laws, Supplier shall take the following actions:

(i)	Promptly designate an internal resource to handle all activities related to Conflict Minerals compliance and serve as a single point of contact to Nortek representatives.

(ii)
Establish a written Conflict Minerals policy (which shall include appropriate provisions requiring sub-suppliers to comply with Dodd-Frank) and develop internal procedures regarding compliance with Dodd-Frank.

(iii)
Provide an annual certification of compliance with Nortek’s Conflict Minerals Policy and expression of intent to work towards conflict-free status, and, if there are any changes to Supplier’s supply base that affect such certification, provide an amended certification of compliance.

(iv)	Provide an annual declaration of all Products containing Conflict Minerals that were supplied to Nortek during the relevant calendar year. The declaration must include the following information:

•	The Products containing Conflict Minerals;

•	The Conflict Minerals contained in such Products;

•
Whether the origin of the material was from recycled or scrap sources. For the purposes of this Section, the terms “Recycled Metals” and “Scrap Metals” mean metals that are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing. Recycled metal includes excess, obsolete, defective, and scrap metal materials which contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten and/or gold. Minerals partially processed, unprocessed or a byproduct from another ore are not recycled metals;

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For all Products not identified as Recycled Metals or Scrap Metals, the sources, including smelter and/or mine, of all Conflict Minerals contained in such Products and evidence of inquiry regarding the country of origin, using the EICC - GeSI Conflict Minerals Reporting Template or similar template provided by Nortek;

•
A description of Supplier’s Conflict Minerals due diligence activities, which, at a minimum, must include an explanation of the Supplier’s due diligence efforts to identify smelters and/or mines in the supply chain; and

•	Any documentation requested by Nortek to support any of the statements made in the declaration as required above.

(v)
If Supplier is not able to provide any information required in the declaration described in Section 1(a)(iv), Supplier will cooperate with Company so that such information can be accurately determined and reported.

(vi)	Provide such further cooperation as Company may reasonably require in order to meet any obligations it may have under Dodd-Frank.

If any of the requirements in this Section are not satisfactorily completed or performed in good faith, Company reserves the right to de-source Supplier and terminate this Agreement.

1.1.d. Identify & Assess Risk in the Supply Chain

Due to Nortek’s size, the complexity of our products, and the depth and extensiveness of our supply chain it has been challenging to identify all upstream suppliers beyond our direct suppliers. Accordingly, we made a reasonable, good-faith judgment to use a risk-based sampling methodology to identify and survey certain direct suppliers for the first reporting period (CY 2013). Our use of this methodology for the 2013 reporting period is discussed in more detail in section 1.2 of this CMR.

1.1.e. Design & Implement a Strategy to Respond to Risks

In an effort to identify, manage and otherwise address the risk that our supply chains for Covered Products that may contain one or more suppliers who are not in compliance with our CM Policy, Nortek developed a Reasonable Country of Origin Inquiry and Due Diligence (“RCOI/DD”) framework strategy which was approved by the Nortek’s Steering Committee. This 3-year framework as depicted in the table below establishes Nortek’s conflict minerals compliance plan, and outlines the following:

a.	Scope of the program for the given year (i.e., # of suppliers surveyed, product detail)

b.	How we will determine supplier risks (i.e., qualitative and quantitative criteria)

c.	Tools used collect data (i.e., EICC/GeSI template, supplier portal, collection/analytic tool)

d.	How we will assess survey responses/red flags (i.e., collection/analytic tool)

e.	Outlines our follow up and due diligence process (i.e., from email notification for non-responders to letter from VP - Chief Supply Chain Officer regarding non-compliance with Policy)

f.	Risk mitigation strategies (based on defined criteria - follow the escalation process identified)

g.	Approach to customer responses (i.e., centralized or local response)

h.	Defines performance management metrics (i.e., outlines our goals to upper management)

It is our intention that each year’s framework continues to build upon the prior year’s scope by increasing our supplier population to be surveyed and otherwise enhance and improve our due diligence procedures. This flexible framework will allow us to manage and monitor our progress year over year, and to make any necessary improvements. Any change to this plan must be approved by the Steering Committee.

Due Diligence Strategy

Indicator	*Definition & Next Steps*	2013	2014	2015
Supplier Segmentation	*Based on a combination of Annual Spend and Supplier Potential Risk - see Supplier Risk Rating*	Top 50% of Supplier Spend & identified High-Risk Suppliers	Top 50% of Supplier Spend and Suppliers that may impact brand image	100% of Supplier Spend and Supplier that may impact brand image at product level
Target Response Rate	*Responses from sufficient number of suppliers to represent/cover Total annual spend target listed by year:*	At or better than 20% response rate for Year 1	At or better than 40% response rate for Year 2	At or better than 75% response rate for Year 3
Provisional Red Flag #1	*Identified in supplier responses, triggers additional level of due diligence. May trigger risk mitigation in current and/or subsequent years (refer to Risk Mitigation (Strat tab).*	Supplier does not respond	Supplier does not respond	Supplier does not respond
Provisional Red Flag #2		Q.4 (Have you received completed Conflict Minerals Reporting Templates from all of your suppliers?): < 50% completed	Q.4 (Have you received completed Conflict Minerals Reporting Templates from all of your suppliers?): < 75% completed	Q.4 (Have you received completed Conflict Minerals Reporting Templates from all of your suppliers?): < 100% completed
Provisional Red Flag #3		Q.5 (Have you identified all of the smelters your company and its suppliers use to supply the products indicated?): "No" not all smelters identified	Q.5 (Have you identified all of the smelters your company and its suppliers use to supply the products indicated?): "No" not all smelters identified	Q.5 (Have you identified all of the smelters your company and its suppliers use to supply the products indicated?): "No" not all smelters identified
Provisional Red Flag #4		"Smelter" tab not completed or "Product" tab not completed if reporting at product level	"Smelter" tab not completed or "Product" tab not completed if reporting at product level	"Smelter" tab not completed or "Product" tab not completed if reporting at product level
Provisional Red Flag #5		"Smelter" and/or "Smelter" tabs have key fields missing or marked confidential. Suggested required fields include: Metal, Name, Smelter facility location (address, city, state, country), Country of Mine	'Product, Smelter, Mine List' worksheet has key fields missing or marked confidential. Suggested required fields include: Metal, Name, Smelter facility location (address, city, state, country), Country of Mine	'Product, Smelter, Mine List' worksheet has key fields missing or marked confidential. Suggested required fields include: Metal, Name, Smelter facility location (address, city, state, country), Country of Mine
Provisional Red Flag #6		E. Have you implemented due diligence measures for Conflict Minerals sourcing? If answer is "yes", but not smelter listed	E. Have you implemented due diligence measures for Conflict Minerals sourcing? If answer is "yes", but not smelter listed	E. Have you implemented due diligence measures for Conflict Minerals sourcing? If answer is "yes", but not smelter listed
Provisional Red Flag #7		Smelter identified not part of CFS program or similar initiative	Smelter identified not part of CFS program or similar initiative	Smelter identified not part of CFS program or similar initiative
Provisional Red Flag #8		Mine source identified as from a "High Risk" area (see "High-Med-Low CM Risk Countries" tab)	Mine source identified as from a "High Risk" area (see "High-Med-Low CM Risk Countries" tab)	Mine source identified as from a "High Risk" area (see "High-Med-Low CM Risk Countries" tab)
Level of Supplier Trust	*Based on "Initial Trust Factors" for suppliers - see "Prioritization & Trust Rating" tab*	Based on supplier segmentation & trust: Initial focus on following: - High Priority suppliers who are also Low Trust suppliers	Based on supplier segmentation & trust: Secondary focus on following: - High Priority suppliers who are also Low trust supplier & Medium Trust suppliers - Medium Priority Suppliers who are Low Trust	Based on supplier segmentation & trust: Tertiary focus on following: - All High Priority suppliers who are also Low trust supplier & Medium trust suppliers - Medium Priority Suppliers who are Low trust & Medium trust suppliers - Low Priority Suppliers who are Low Trust
Levels of Due Diligence	*Based on a combination of Supplier Prioritization and Supplier Trust*	See Supplier DD Matrix	See Supplier DD Matrix	See Supplier DD Matrix

1.2 Due Diligence Measures Performed and Results

Request Information from a Representative Sample of Direct Suppliers in 2013
Like many large, complex global companies, Nortek has thousands of suppliers of numerous raw materials and components, and, in some cases finished products, some of which may contain necessary conflict minerals. These suppliers are located around the globe. During this first year of compliance with the Rule, we have been unable to contact all of these suppliers without incurring unreasonable costs and other burdens. For this reason, we undertook in good faith what we believe to be a reasonable sampling methodology that, consistent with the OECD Due Diligence Guidance, targeted the “highest-risk” areas of our supply chain involving conflict minerals. We focused on the top tier of our suppliers based on the highest expenditures incurred by the Company in 2013 for raw materials or components or finished products containing necessary conflict minerals, and selected a total of 44 “in-scope” suppliers by spend (Top Tier Suppliers).
The Top Tier Suppliers were then reviewed based on a set of qualitative measures designed to flag higher risks of sourcing inconsistent with our CM Policy. Those measures included: length of supplier relationship, supplier performance, position within the supply chain (closeness to smelter), and supplier location. The Top Tier Suppliers represented 41% of our expenditures for components/materials/finished products that do or may contain necessary conflict minerals. We assessed our sampling methodology against those used by our industry peers and confirmed that this risk-based approach was consistent with how many of our peer companies were approaching the first year of compliance with the Rule.
We conducted a survey of the Top Tier Suppliers described above using the template developed by the Electronic Industry Citizenship Coalition ® (EICC ®) and the Global e-Sustainability Initiative (GeSI), known as the EICC/GeSI Template (the Template). The Template was developed under the auspices of the OECD Due Diligence Guidance to facilitate disclosure and communication of information regarding smelters or refineries that provide material to a company’s supply chain. It includes questions regarding a company’s conflict-free policy, engagement with its direct suppliers, and a listing of the smelters and/or refineries the company and its suppliers may use. In addition, the Template contains questions about the origin of conflict minerals included in their supplier products, as well as a supplier’s due diligence process. Written instructions and recorded training illustrating the use of the tool are available on EICC’s website and have also been included in our supplier training module, which Nortek will roll out for the 2014 reporting period as discussed below.
Survey Responses & Red Flag Review
We received some level of response from 77% of the Top Tier Suppliers surveyed. We reviewed the responses against red flag criteria we developed to identify areas of heightened risk of noncompliance. These criteria included untimely or incomplete responses as well as inconsistencies within the data reported in the Template. We defined a set of rules to assess each surveyed supplier’s reliability as well as the trustworthiness of its response. This “if/then” methodology allowed us to determine with a reasonable certainty where we should “bucket” or categorize each supplier’s response (see first table under “Our Results” below).

Our Results
There were ten suppliers who did not respond, even after multiple email reminders from us that their survey response was required. We therefore deemed these suppliers non-compliant for 2013. There were 18 suppliers who did respond but provided either incomplete information or their response contained one or more red flags. We followed up with the supplier, requesting that it provide revised responses. If the supplier had additional information or was able to correct discrepancies, it provided updated information. Some suppliers were so “early on” in the development of their conflict mineral compliance procedures that we determined their responses, whether incomplete or containing red flags, constituted the best information we were going to receive for the 2013 reporting year. These suppliers are targeted to receive our training package in 2014.

Total Suppliers Surveyed	Responses Complete & Trustworthy	Incomplete Surveys requiring further follow up	Surveys with red flags; Planned for 2014 training	Non-Responsive
44	16	5	13	10

Below is the list of smelters or refineries identified by our sample of Top Tier Suppliers in 2013:

Metal (*)	Smelter Reference List (*)	Standard Smelter Names (*)	Smelter Facility Location: Country (*)	Smelter ID
Gold	Western Australian Mint trading as The Perth Mint	Western Australian Mint trading as The Perth Mint	AUSTRALIA	1AUS046
Gold	Umicore SA Business Unit Precious Metals Refining	Umicore SA Business Unit Precious Metals Refining	BELGIUM	1BEL062
Gold	AngloGold Ashanti Mineração Ltda	AngloGold Ashanti Mineração Ltda	BRAZIL	1BRA003
Gold	Umicore Brasil Ltda	Umicore Brasil Ltda	BRAZIL	1BRA061
Gold	Johnson Matthey Limited	Johnson Matthey Limited	CANADA	1CAN024
Gold	Royal Canadian Mint	Royal Canadian Mint	CANADA	1CAN050
Gold	Xstrata Canada Corporation	Xstrata Canada Corporation	CANADA	1CAN064
Gold	Argor-Heraeus SA	Argor-Heraeus SA	SWITZERLAND	1CHE004
Gold	Cendres & Métaux SA	Cendres & Métaux SA	SWITZERLAND	1CHE011
Gold	Metalor Technologies SA	Metalor Technologies SA	SWITZERLAND	1CHE035
Gold	PAMP SA	PAMP SA	SWITZERLAND	1CHE045
Gold	Valcambi SA	Valcambi SA	SWITZERLAND	1CHE063
Gold	PX Précinox SA	PX Précinox SA	SWITZERLAND	1CHE068
Gold	Codelco	Codelco	CHILE	1CHL014
Gold	Jiangxi Copper Company Limited	Jiangxi Copper Company Limited	CHINA	1CHN023
Gold	The Refinery of Shandong Gold Mining Co. Ltd	The Refinery of Shandong Gold Mining Co. Ltd	CHINA	1CHN053
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	1CHN054
Gold	The Great Wall Gold and Silver Refinery of China	The Great Wall Gold and Silver Refinery of China	CHINA	1CHN059
Gold	Shandong Zhaoyuan Gold Argentine refining company limited	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	1CHN065
Gold	Zijin Mining Group Co. Ltd	Zijin Mining Group Co. Ltd	CHINA	1CHN066
Gold	Allgemeine Gold- und Silberscheideanstalt A.G.	Allgemeine Gold- und Silberscheideanstalt A.G.	GERMANY	1DEU001
Gold	Aurubis AG	Aurubis AG	GERMANY	1DEU007
Gold	Heimerle + Meule GmbH	Heimerle + Meule GmbH	GERMANY	1DEU017
Gold	Heraeus Precious Metals GmbH & Co. KG	Heraeus Precious Metals GmbH & Co. KG	GERMANY	1DEU018
Gold	SEMPSA Joyeria Plateria SA	SEMPSA Joyeria Plateria SA	SPAIN	1ESP052
Gold	Heraeus Hong Kong	Heraeus Ltd Hong Kong	HONG KONG	1HKG019

Gold	Metalor Technologies (Hong Kong) Ltd	Metalor Technologies (Hong Kong) Ltd	HONG KONG	1HKG036
Gold	PT Aneka Tambang (Persero) Tbk	PT Aneka Tambang (Persero) Tbk	INDONESIA	1IDN048
Gold	Chimet SpA	Chimet SpA	ITALY	1ITA013
Gold	Asahi Pretec Corp koube koujyo	Asahi Pretec Corporation	JAPAN	1JPN005
Gold	Dowa Metals & Mining Co. Ltd	Dowa	JAPAN	1JPN015
Gold	Ishifuku Metal Industry Co., Ltd.	Ishifuku Metal Industry Co., Ltd.	JAPAN	1JPN021
Gold	Japan Mint	Japan Mint	JAPAN	1JPN022
Gold	Nippon Mining	JX Nippon Mining & Metals Co., Ltd	JAPAN	1JPN028
Gold	Matsuda Sangyo Co. Ltd	Matsuda Sangyo Co. Ltd	JAPAN	1JPN034
Gold	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN	1JPN039
Gold	Mitsui Mining and Smelting Co., Ltd.	Mitsui Mining and Smelting Co., Ltd.	JAPAN	1JPN040
Gold	Toyo Smelter & Refinery	Sumitomo Metal Mining Co. Ltd.	JAPAN	1JPN057
Gold	Tanaka Kikinzoku Hanbai K.K.	Tanaka Kikinzoku Kogyo K.K.	JAPAN	1JPN058
Gold	Tokuriki Tokyo Melters Assayers	Tokuriki Honten Co. Ltd	JAPAN	1JPN060
Gold	Nihon Material Co. LTD	Nihon Material Co. LTD	JAPAN	1JPN071
Gold	Aida Chemical Industries Co. Ltd.	Aida Chemical Industries Co. Ltd.	JAPAN	1JPN072
Gold	Asaka Riken Co Ltd	Asaka Riken Co Ltd	JAPAN	1JPN073
Gold	Kojima Chemicals Co. Ltd	Kojima Chemicals Co. Ltd	JAPAN	1JPN074
Gold	Yokohama Metal Co Ltd	Yokohama Metal Co Ltd	JAPAN	1JPN077
Gold	Chugai Mining	Chugai Mining	JAPAN	1JPN078
Gold	Pan Pacific Copper Co. LTD	Pan Pacific Copper Co. LTD	JAPAN	1JPN080
Gold	Kazzinc Ltd	Kazzinc Ltd	KAZAKHSTAN	1KAZ029
Gold	Kyrgyzaltyn JSC	Kyrgyzaltyn JSC	KYRGYZSTAN	1KGZ030
Gold	Central Bank of the DPR of Korea	Central Bank of the DPR of Korea	KOREA, REPUBLIC OF	1KOR012
Gold	LS-Nikko Copper Inc	LS-Nikko Copper Inc	KOREA, REPUBLIC OF	1KOR032
Gold	Torecom	Torecom	KOREA, REPUBLIC OF	1KOR081
Gold	Daejin Indus Co. Ltd	Daejin Indus Co. Ltd	KOREA, REPUBLIC OF	1KOR082
Gold	DaeryongENC	DaeryongENC	KOREA, REPUBLIC OF	1KOR083
Gold	Do Sung Corporation	Do Sung Corporation	KOREA, REPUBLIC OF	1KOR084
Gold	Hwasung CJ Co. Ltd	Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF	1KOR085
Gold	Korea Metal	Korea Metal	KOREA, REPUBLIC OF	1KOR086
Gold	SAMWON METALS Corp.	SAMWON METALS Corp.	KOREA, REPUBLIC OF	1KOR087
Gold	Caridad	Caridad	MEXICO	1MEX010
Gold	Met-Mex Peñoles, S.A.	Met-Mex Peñoles, S.A.	MEXICO	1MEX038
Gold	Schone Edelmetaal	Schone Edelmetaal	NETHERLANDS	1NLD051
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	1PHL008
Gold	FSE Novosibirsk Refinery	FSE Novosibirsk Refinery	RUSSIAN FEDERATION	1RUS016
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	1RUS026

Gold	JSC Uralectromed	JSC Uralectromed	RUSSIAN FEDERATION	1RUS027
Gold	Moscow Special Alloys Processing Plant	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	1RUS041
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	1RUS044
Gold	Prioksky Plant of Non-Ferrous Metals	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	1RUS047
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	1RUS055
Gold	OJSC Kolyma Refinery	OJSC Kolyma Refinery	RUSSIAN FEDERATION	1RUS067
Gold	L' azurde Company For Jewelry	L' azurde Company For Jewelry	SAUDI ARABIA	1SAU031
Gold	Boliden Mineral AB	Boliden AB	SWEDEN	1SWE009
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	1TUR006
Gold	Istanbul Gold Refinery	Istanbul Gold Refinery	TURKEY	1TUR069
Gold	Nadir Metal Rafineri San. Ve Tic. A.ª.	Nadir Metal Rafineri San. Ve Tic. A.ª.	TURKEY	1TUR070
Gold	Solar Applied Materials Technology Corp.	Solar Applied Materials Technology Corp.	TAIWAN	1TWN056
Gold	Johnson Matthey Inc	Johnson Matthey Inc	UNITED STATES	1USA025
Gold	Materion Advanced Metals	Materion	UNITED STATES	1USA033
Gold	Metalor USA Refining Corporation	Metalor USA Refining Corporation	UNITED STATES	1USA037
Gold	Ohio Precious Metals LLC.	Ohio Precious Metals,OPM Metals,USPM,United States Precious Metals	UNITED STATES	1USA043
Gold	Sabin Metal Corp.	Sabin Metal Corp.	UNITED STATES	1USA075
Gold	United Precious Metal Refining, Inc.	United Precious Metal Refining, Inc.	UNITED STATES	1USA076
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	1UZB002
Gold	Navoi Mining and Metallurgical Combinat	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	1UZB042
Gold	Rand Refinery Limited	Rand Refinery (Pty) Ltd	SOUTH AFRICA	1ZAF049
Tin	Metallo Chimique	Metallo Chimique	BELGIUM	2BEL017
Tin	Complejo Metalurico Vinto S.A.	EM Vinto	BOLIVIA	2BOL010
Tin	OMSA	OMSA	BOLIVIA	2BOL022
Tin	Mineração Taboca S.A.	Mineração Taboca S.A.	BRAZIL	2BRA018
Tin	White Solder Metalurgia	White Solder Metalurgia	BRAZIL	2BRA054
Tin	Cooper Santa	Cooper Santa	BRAZIL	2BRA063
Tin	Gejiu Zili Metallurgy Co.	Gejiu Zi-Li	CHINA	2CHN011
Tin	Geiju Non-Ferrous Metal Processing Co. Ltd.	Geiju Non-Ferrous Metal Processing Co. Ltd.	CHINA	2CHN012
Tin	Gold Bell Group	Gold Bell Group	CHINA	2CHN013
Tin	Jiangxi Nanshan	Jiangxi Nanshan	CHINA	2CHN014
Tin	Liuzhou China Tin	Liuzhou China Tin Group Co. Ltd.	CHINA	2CHN015
Tin	Yunnan Chengfeng Non-Ferrous Metals Co Ltd	Yunnan Chengfeng Non-Ferrous Metals Co Ltd	CHINA	2CHN047
Tin	Yunnan Tin Company Limited	Yunnan Tin Company Limited	CHINA	2CHN048
Tin	CNMC (Guangxi) PGMA Co. Ltd.	CNMC (Guangxi) PGMA Co. Ltd.	CHINA	2CHN050
Tin	Minmetals Ganzhou Tin Co. Ltd.	Minmetals Ganzhou Tin Co. Ltd.	CHINA	2CHN051
Tin	Huichang Jinshunda Tin Co. Ltd	Huichang Jinshunda Tin Co. Ltd	CHINA	2CHN052

Tin	Kai Unita Trade Limited Liability Company	Kai Unita Trade Limited Liability Company	CHINA	2CHN053
Tin	CV Duta Putra Bangka	CV Duta Putra Bangka	INDONESIA	2IDN003
Tin	CV JusTindo	CV JusTindo	INDONESIA	2IDN004
Tin	CV Makmur Jaya	CV Makmur Jaya	INDONESIA	2IDN005
Tin	CV Nurjanah	CV Nurjanah	INDONESIA	2IDN006
Tin	CV Prima Timah Utama	CV Prima Timah Utama	INDONESIA	2IDN007
Tin	CV Serumpun Sebalai	CV Serumpun Sebalai	INDONESIA	2IDN008
Tin	CV United Smelting	CV United Smelting	INDONESIA	2IDN009
Tin	PT Alam Lestari Kencana	PT Alam Lestari Kencana	INDONESIA	2IDN023
Tin	PT Artha Cipta Langgeng	PT Artha Cipta Langgeng	INDONESIA	2IDN024
Tin	PT Babel Inti Perkasa	PT Babel Inti Perkasa	INDONESIA	2IDN025
Tin	PT Babel Surya Alam Lestari	PT Babel Surya Alam Lestari	INDONESIA	2IDN026
Tin	PT Bangka Kudai Tin	PT Bangka Kudai Tin	INDONESIA	2IDN027
Tin	PT Bangka Putra Karya	PT Bangka Putra Karya	INDONESIA	2IDN028
Tin	PT Bangka Timah Utama Sejahtera	PT Bangka Timah Utama Sejahtera	INDONESIA	2IDN029
Tin	PT Belitung Industri Sejahtera	PT Belitung Industri Sejahtera	INDONESIA	2IDN030
Tin	PT BilliTin Makmur Lestari	PT BilliTin Makmur Lestari	INDONESIA	2IDN031
Tin	Indra Eramulti Logam	PT Bukit Timah	INDONESIA	2IDN032
Tin	PT Eunindo Usaha Mandiri	PT Eunindo Usaha Mandiri	INDONESIA	2IDN033
Tin	PT Fang Di MulTindo	PT Fang Di MulTindo	INDONESIA	2IDN034
Tin	PT HP Metals Indonesia	PT HP Metals Indonesia	INDONESIA	2IDN035
Tin	PT Koba Tin	PT Koba Tin	INDONESIA	2IDN036
Tin	PT Mitra Stania Prima	PT Mitra Stania Prima	INDONESIA	2IDN037
Tin	PT Refined Banka Tin	PT Refined Banka Tin	INDONESIA	2IDN038
Tin	PT Sariwiguna Binasentosa	PT Sariwiguna Binasentosa	INDONESIA	2IDN039
Tin	PT Stanindo Inti Perkasa	PT Stanindo Inti Perkasa	INDONESIA	2IDN040
Tin	PT Sumber Jaya Indah	PT Sumber Jaya Indah	INDONESIA	2IDN041
Tin	PT Timah	PT Timah	INDONESIA	2IDN042
Tin	PT Timah Nusantara	PT Timah Nusantara	INDONESIA	2IDN043
Tin	PT Tinindo Inter Nusa	PT Tinindo Inter Nusa	INDONESIA	2IDN044
Tin	PT Yinchendo Mining Industry	PT Yinchendo Mining Industry	INDONESIA	2IDN045
Tin	PT Tambang Timah	PT Tambang Timah	INDONESIA	2IDN049
Tin	PT DS Jaya Abadi	PT DS Jaya Abadi	INDONESIA	2IDN059
Tin	Cooper Santa	Cooper Santa	BRAZIL	2IDN063
Tin	Mitsubishi Materials Corporation	Mitsubishi Materials Corporation	JAPAN	2JPN020
Tin	Malaysia Smelting Corporation (MSC)	MSC,Malaysia Smelting Corp,Malaysia Smelting Corporation Berhad	MALAYSIA	2MYS016
Tin	Minsur S.A. Tin Metal	Minsur	PERU	2PER019
Tin	Novosibirsk Integrated Tin Works	Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	2RUS021
Tin	Thailand Smelting and Refining Co. Ltd.	Thaisarco	THAILAND	2THA046
Tin	Alpha Metals	Cookson	UNITED STATES	2USA001
Tantalum	Plansee	Plansee	AUSTRIA	3AUT011
Tantalum	Duoluoshan Sapphire Rare Metal Co. Ltd	Duoluoshan	CHINA	3CHN001
Tantalum	F&X Electro-Materials Limited	F&X	CHINA	3CHN003
Tantalum	Jiujiang Tanbre	JiuJiang Tambre Co. Ltd.	CHINA	3CHN007
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	3CHN009
Tantalum	Zhuzhou Cement Carbide	Zhuzhou Cement Carbide	CHINA	3CHN015
Tantalum	JiuJiang JinXin Nonferrous Metals Co. Ltd.	JiuJiang JinXin Nonferrous Metals Co. Ltd.	CHINA	3CHN017

Tantalum	Conghua Tantalum and Niobium Smeltry	Conghua Tantalum and Niobium Smeltry	CHINA	3CHN019
Tantalum	H.C. Starck GmbH	H.C. Starck GmbH	GERMANY	3DEU006
Tantalum	Mitsui Mining & Smelting	Mitsui Mining & Smelting	JAPAN	3JPN008
Tantalum	Ulba Metallurgical Plant JSC	Ulba	KAZAKHSTAN	3KAZ014
Tantalum	Solikamsk Metal Works	Solikamsk Metal Works	RUSSIAN FEDERATION	3RUS012
Tantalum	Exotech Inc.	Exotech Inc.	UNITED STATES	3USA002
Tantalum	Gannon & Scott	Gannon & Scott	UNITED STATES	3USA004
Tantalum	Global Advanced Metals	Global Advanced Metals	UNITED STATES	3USA005
Tantalum	Kemet Blue Powder	Kemet Blue Powder	UNITED STATES	3USA010
Tantalum	Hi-Temp	Hi-Temp	UNITED STATES	3USA016
Tantalum	Telex	Telex	UNITED STATES	3USA018
Tungsten	Wolfram Bergbau und Hütten AG	Wolfram Bergbau und Hütten AG	AUSTRIA	4AUT012
Tungsten	Xianglu Tungsten Industry Co. Ltd.	Chaozhou Xianglu Tungsten Industry Co Ltd	CHINA	4CHN002
Tungsten	China Minmetals Nonferrous Metals Co Ltd	China Minmetals Nonferrous Metals Co Ltd	CHINA	4CHN003
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd	Chongyi Zhangyuan Tungsten Co Ltd	CHINA	4CHN004
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Imp.& Exp. Co. Ltd.	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	CHINA	4CHN009
Tungsten	China National Nonferrous	Jiangxi Tungsten Industry Group Co Ltd	CHINA	4CHN010
Tungsten	Xiamen Tungsten Co Ltd	Xiamen Tungsten Co Ltd	CHINA	4CHN014
Tungsten	Zhuzhou Cemented Carbide Works Imp. & Exp. Co.	Zhuzhou Cemented Carbide Group Co Ltd	CHINA	4CHN015
Tungsten	Ganzhou Hailong W & Mo Co. Ltd.	Ganzhou Grand Sea W & Mo Group Co Ltd	CHINA	4CHN016
Tungsten	Hunan Chenzhou Mining Group Co	Hunan Chenzhou Mining Group Co	CHINA	4CHN018
Tungsten	ALMT	ALMT	CHINA	4CHN020
Tungsten	HC Starck GmbH	HC Starck GmbH	GERMANY	4DEU008
Tungsten	Japan New Metals Co Ltd	JNM,Mitsubishi Materials Corporation,Mitsubishi	JAPAN	4JPN017
Tungsten	Wolfram Company CJSC	Wolfram Company CJSC	RUSSIAN FEDERATION	4RUS013
Tungsten	ATI Metalworking Products	ATI Tungsten Materials	UNITED STATES	4USA001
Tungsten	Global Tungsten & Powders Corp USA	Global Tungsten & Powders Corp	UNITED STATES	4USA007
Tungsten	Tejing (Vietnam) Tungsten Co Ltd	Tejing (Vietnam) Tungsten Co Ltd	VIETNAM	4VNM019

As further explained below, we were able to determine that some of the necessary conflict minerals contained in our Covered Products that flowed through the smelters and refineries listed above may have originated in a Covered Country. By the same token, some of the necessary conflict minerals contained in our Covered Products could be traced to various smelters and refineries designated as “conflict-free” by well-respected industry groups whose lists were compiled on the basis of their application of a third-party supply chain audit process developed under the auspices of the OECD Due Diligence Guidance. These lists are maintained and published on the Conflict-Free Sourcing Initiative (“CFSI”) website: http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/; with oversight by the Electronic Industry Citizenship Coalition ® (EICC ®) and the Global e-Sustainability Initiative (GeSI).

Certified Smelter Results
Tantalum
Of the tantalum smelters identified through our Top Tier Supplier responses and listed above, we reviewed those smelters against the Certified Smelter and Refiner lists provided at http://www.conflictfreesourcing.org/conflict-free-smelter-refiner-lists/ and have determined that of the Tantalum Smelters identified in 2013, 16 of the 18 listed are identified as Conflict-Free Tantalum Smelters as part of the EICC-GeSI CFS Program (“CFSP”).
Tin
With regard to tin, 11 of the 56 smelters identified by our Top Tier Suppliers are characterized as Conflict-Free Tin Smelters pursuant to the CFSP. In addition, 7 other smelters identified are on the “active list”. The “active list” is a list of smelters and refiners identified as Active under the CFSP. Per EICC-GeSI defined standards, these tin smelters have become qualified as “active” once they submit a signed Agreement for the Exchange of Confidential Information (AECI) and Auditee Agreement contracts. If a smelter or refiner that has been identified as Active is deemed by the CFSP to not be progressing toward an audit, gap closure, or re-audit for more than 90 days, that smelter or refiner will be removed from the Active list. Of the Tin smelters thus identified, only one smelter (Malaysia Smelting Corporation 2MYS016) is currently sourcing out of the DRC region. However, this smelter is currently part of the Conflict Free Tin Initiative (CFTI). The CFTI is a multi-stakeholder project focused on realistic and sustainable solutions to the issues of “conflict minerals” from the DRC and adjoining countries.  The CFTI aims to show that companies can source conflict free minerals from the Democratic Republic of Congo in accordance with legislation (such as the US Dodd Frank Act, Section 1502) and international guidelines (OECD Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High-Risk Areas). For more information regarding the CFTI program visit: http://solutions-network.org/site-cfti/
Tungsten
With regard to Tungsten, 8 of the 17 smelters identified by our Top Tier Suppliers are classified by the Tungsten Industry Conflict Minerals Council (TI-CMC) as a tungsten smelter progressing toward certification as conflict-free. The TI-CMC is a list of members progressing toward becoming a Conflict-Free Smelter Program Tungsten Smelter Validation as part of the EICC-GeSI CFSP. These smelters have agreed to complete a CFSP validation audit within two (2) years of attaining TI-CMC membership issuance. In addition, 4 other Tungsten smelters thus identified are on the “active list” meaning they submitted a signed Agreement for the Exchange of Confidential Information (AECI) and Auditee Agreement contracts.
Gold
Of the gold refineries, 35 of the 85 identified by our Top Tier Suppliers appear on the Conflict-Free Gold Refiners list. These gold refineries are considered compliant with the relevant CFSP assessment protocol as part of the EICC-GeSI CFS Program.
Conclusion
Based on the information we obtained pursuant to this due diligence process, the Company has been unable to determine the country of origin of any of its necessary conflict minerals, other than one smelter for tin, as discussed above.

2.     Risk Mitigation - Efforts to Improve Due Diligence for 2014 and Beyond
We intend to continue taking the following steps in 2014 (and beyond, as necessary or appropriate) to improve upon and enhance the due diligence conducted for 2013, to further mitigate any risk that the necessary conflict minerals in our Covered Products could benefit armed groups in the Covered Countries:

a)
Continue to include a conflict minerals flow-down requirement in all new or renewed supplier agreements, which our direct suppliers must push down to their sub-suppliers via insertion in their agreements.

b)	Expand the number of suppliers requested to provide conflict mineral information.

c)
For 2013, we responded with a company-level declaration. For 2014, we will identify specific product level components within each of our business segments to obtain product level of detail within our 3TG supply chains.

d)
Provide training resources to our suppliers to support a higher response rate with improved content, as well as encourage their sourcing from conflict-free smelters or refiners. Engage trade associations and other conflict free initiatives to define and incorporate best practices into our conflict mineral program.

e)	Develop a grievance mechanism for suppliers to report violations up through the supply chain.

Supplier Compliance & Risk Mitigation Activities:

•
With respect to the OECD Due Diligence Guidance requirement to strengthen engagement with suppliers, we have developed a specific conflict minerals supplier training package that will provide our suppliers an overview of the conflict mineral requirements and outline the requirements, commitment and expectations to meet our due diligence efforts. We will provide this supplier training to those suppliers who did not provide a declaration in response to our survey request for 2013 or provided one that did not “pass” our red-flag review. In addition, we will provide the training package to the expanded list of suppliers we intend to survey as part of the 2014 population.

•
We also have plans to develop a supplier portal through which we will be able to easily collect supplier conflict mineral points of contact resulting in a more efficient and smoother collection of data.

•
We will continue to work with our Top Tier Suppliers; both those suppliers surveyed in 2013 and add further direct suppliers to be surveyed in 2014 to ensure that Nortek’s flow-down requirements are passed further up the supply chain. As outlined in our CM Policy, we continue working with our suppliers to take reasonable steps to map our Covered Products back to the smelter (or refiner) to determine if the 3TG in our Covered Products is coming from a smelter or refiner considered “conflict free” by a recognized organization or program, such as the CFSP.

•
As part of the RCOI/DD framework and to ensure our suppliers understand our expectations, we will execute remediation steps to evaluate and procure, as necessary, alternate products and materials. We have developed a set of “Escalation Procedures Guidelines” that:

a.
Provides for potential actions of increasing severity by which the level of severity increases in out years of the program, and based on our supplier risk assessment would be more severe the higher the supplier risk.

b.	Includes actions supported with a detailed escalation procedure plan (e.g., if "Follow Up" indicates how, with whom, frequency of attempts prior to next action, etc.).

c.	Uses current risk mitigation framework to leverage any existing corporate vendor risk mitigation programs currently in place.

d.	Ensures actions that align with the CM Policy and associated terms contained in supporting documents (Terms &Conditions, Contracts, Purchase Orders, etc.).